Exhibit 99.1

NEWS RELEASE	CONTACT:	Ian Kees
FOR IMMEDIATE RELEASE		(715) 839-2245

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

2007 ANNUAL MEETING DATE, THE RESIGNATION OF AN OFFICER

Eau Claire, Wisconsin July 10, 2007 — National Presto Industries, Inc. (NYSE: NPK) today announced that it anticipates that it will be in a position to file its 2005 and 2006 Form 10-K filings with the SEC by August 24, 2007. The filings had been delayed due to Grant Thornton’s withdrawal of its opinion for the years ending December 31, 2005, 2004, and 2003 as a result of the controversy surrounding the SEC’s staff’s mandate that an investment company footnote be inserted into the Company’s financial statements for the year ended December 31, 2005. Subsequently, the firm withdrew from the audit engagement as well. Despite the Seventh Circuit Court of Appeals decision on May 15, 2007, in which the court ruled that the Company is not and never has been an investment company, Grant Thornton declined the company’s request to reinstate its opinions, resulting in the need for the successor auditor to complete the reaudit of all of the years in question.

The anticipated completion of the audit and filing process also enables the Company to schedule its annual 2007 shareholders’ meeting. The meeting will be held at the Company’s offices in Eau Claire, Wisconsin at 2:00 p.m. on November 13, 2007. The record date of the Company’s annual meeting is October 1, 2007, and shareholders of record of the Company at the close of business on that date will be entitled to vote at the meeting. The Company plans to send a proxy statement and an annual report to shareholders on or before October 12, 2007. A shareholder who would like to present a proposal at the meeting may do so by mailing it to the Company’s secretary. A proposal must be received no later than August 20, 2007 to qualify for publication in the proxy or by September 15, 2007 to be considered for discussion at the shareholder’s meeting pursuant to the Company’s bylaws.

The Company also advised that Randy Lieble, the Company’s Chief Financial Officer, Vice President, Secretary and Treasurer will be resigning effective August 24, 2007, in order to pursue a new career as a financial adviser. The Company is currently in the process of reviewing candidates both from within and externally for the chief financial officer position. Ian Kees, the Company’s General Counsel, will assume the additional position of Secretary. Mr. Lieble also advised that he plans to resign from the Board of Directors at the point in time that the Board’s nominating committee has identified and the Board approves a successor.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products and baby diapers.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.